Exhibit 10.1

THIS SECOND AMENDING AGREEMENT DATED THE 19th DAY OF April, 2012.

AMONG:

SCHNEIDER POWER INC.,

a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as the “Purchaser”).

-and-

GREEN BREEZE ENERGY INC.,

a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as the “Vendor”)

RECITALS

A. The parties hereto (the “Parties”) have executed and delivered a share purchase agreement made effective as of the 24th day of August, 2011 (the “Share Purchase Agreement”), which agreement was amended by an agreement dated November 29, 2011 (the “First Amending Agreement”).

B. The Share Purchase Agreement, as amended by the First Amending Agreement expired on December 16, 2011.

C. The Parties wish to reinstate and confirm the Share Purchase Agreement, as amended by the First Amending Agreement, and further amend said agreements as set forth herein.

NOW THEREFORE in consideration of the recitals and the covenants and conditions herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties, intending to be legally bound, agree as follows.

ARTICLE 1

INTERPRETATION AND ACKNOWLEDGMENTS

1.1 The Parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and fact.

1.2 Unless otherwise indicated, the capitalized terms used herein but not specifically defined shall have the same meanings as are ascribed to such terms in the Share Purchase Agreement.

1.3 The Purchaser hereby acknowledges and agrees that the conditions set out in Subsections 5.1.10(b) and (c) and 5.1.11 of the Share Purchase Agreement have been satisfied or are hereby waived.

ARTICLE 2

AMENDMENTS TO THE SHARE PURCHASE AGREEMENT

2.1	Amendments to the Share Purchase Agreement

The Parties covenant and agree that the Share Purchase Agreement be and the same is hereby amended as of the date hereof as follows:

(a)	Subsection 1.1.5 is deleted in its entirety.

(b)	Subsection 1.1.23 is deleted in its entirety.

(c)	Section 2.2 is deleted in its entirety and replaced with the following:

2.2.1 The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Shares shall be $1,968,841.95 (the “Aggregate Purchase Price”) comprised of: (i) a closing cash payment of $1,721,536.95 (the “Closing Funds”) and (ii) the remaining portion thereof being $247,305 (the “Escrow Deposit”), which is to be deposited into an escrow account with Norton Rose Canada LLP (the “Escrow Agent”) on Closing in accordance with an agreement between the Vendor, the Purchaser and the Escrow Agent dated the date hereof (the “Escrow Agreement”).

2.2.2 The Closing Funds shall be paid and satisfied at Closing by electronic transfer of immediately available funds to the Vendor or as the Vendor may otherwise direct the Purchaser, in writing.

2.2.3 The Escrow Deposit and any interest accrued thereon from time to time less the reasonable expenses and disbursements of the Escrow Agent as contemplated by Section 5.1 of the Escrow Agreement (the “Escrow Funds”) shall be released to the Vendor in accordance with the procedure set out in the Escrow Agreement, upon receipt by the Purchaser, within 60 days following Closing (the “Escrow Period”), of:

(a) written confirmation from Samsung, in form and substance satisfactory to the Purchaser in its sole discretion, that Samsung will pay to the Corporation or RES Canada, the aggregate amount of $247,305 on account of certain costs and expenses listed on Schedule 2.2. hereto (the “Additional Construction Costs”), which were incurred by the Corporation during the construction of the Project and are payable to RES Canada; or

(b) written confirmation from RES Canada that it has received from Samsung an amount equal to the Escrow Deposit in satisfaction of the Additional Construction Costs; or

(c) written confirmation from the Corporation that it has received from Samsung an amount equal to the Escrow Deposit to be paid to RES Canada in satisfaction of the Additional Construction Costs.

2.2.4 If the Purchaser does not receive any of the written confirmations set out in Subsections 2.2.3 (a) to (c) by the end of the Escrow Period, the Purchaser shall be entitled to receive the Escrow Funds and shall pay the Additional Construction Costs to RES Canada out of such Escrow Funds and the Aggregate Purchase Price will be reduced accordingly.

2.2.5 If the Purchaser receives any of the written confirmations set out in Subsections 2.2.3(a) to (c) before the end of the Escrow Period but the amount referenced therein which Samsung has paid or has committed to pay is less than the total amount of the Additional Construction Costs an amount equal to the portion of the Additional Construction Costs which Samsung has paid or has committed to pay shall be released to the Vendor, the balance of the Escrow Funds shall be released to the Purchaser and the Aggregate Purchase Price shall be adjusted accordingly.

2.2.6 If the Purchaser receives written confirmation as set out in Subsections 2.2.3(a) to (c) before the end of the Escrow Period that Samsung has paid or committed to pay the total amount of the Additional Construction Costs, the Vendor shall be entitled to receive the Escrow Funds and the Escrow Funds shall be released to the Vendor.

(d)	Section 2.3 is deleted in its entirety.

(e)	Section 2.4 is deleted in its entirety.

(f)	Section 2.5 is deleted in its entirety.

(g)	Schedule 7.1.8 is amended by adding the following:

Appeal (the “Appeal”) by Middlesex-Lambton Wind Action Group Inc. filed on November 15, 2011 for a Hearing before the Environmental Review Tribunal (the “Tribunal”) pursuant to section 142.1 of the Environmental Protection Act, R.S.O. 1990, c. E.19, as amended (“EPA”) with respect to Renewable Energy Approval Number 6250-8KFTCQ issued by the Director, Ministry of the Environment, on October 31, 2011 and posted on the Environmental Registry on November 1, 2011 to Zephyr Farms Limited under section 47.5 of the EPA, in respect of the Project. The Appeal was withdrawn on March 1, 2012 and dismissed by the Tribunal on March 14th, 2012.

(h)	Subsection 6.1.1 is amended by the deletion of Subsection 6.1.1(g):

(i)	Subsection 6.1.2 is amended by adding the following as Subsection 6.1.2(f):

(f) A guarantee of Quantum Fuel Systems Technologies Worldwide Inc. of the obligations of the Corporation under the Samsung Credit Agreement.

2.2	Amendment to the First Amending Agreement

The Parties covenant and agree that the First Amending Agreement be and the same is hereby amended as of the date hereof by the deletion of Section 2.1(a) in its entirety and its replacement with the following:

“Closing Date” means April 18, 2012 or such earlier date as may be agreed between the Vendor and the Purchaser;

2.3	Effect of Amendments

The Share Purchase Agreement remains in full force and effect, and is modified only to the extent of the amendments contained in this Second Amending Agreement and the First Amending Agreement. The Share Purchase Agreement, as amended by this Second Amending Agreement and the First Amending Agreement, is hereby ratified and confirmed in all respects. This Second Amending Agreement, the First Amending Agreement and the Share Purchase Agreement shall hereafter be read and construed together as if they were a single document.

ARTICLE 3

MISCELLANEOUS

3.1	Enurement

This Second Amending Agreement and the First Amending Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, administrators, successors and assigns.

3.2	Further Assurances

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Second Amending Agreement.

3.3	Third Party Benefits

Nothing in this Second Amending Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person, other than the Parties and their respective successors or assigns (whether by operation of law or otherwise), any right or remedy under or by reason of this Second Amending Agreement or any term, covenant or condition hereof.

3.4	Severability

If any term, provision, covenant or condition of this Second Amending Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable in any respect, the remainder of such term, provision, covenant or condition in every other respect and the remainder of the terms, provisions, covenants or conditions of this Second Amending Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

3.5	Time of Essence

With regard to all dates and time periods set forth or referred to in this Second Amending Agreement, time is of the essence.

3.6	Governing Law

This Second Amending Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.7	Counterparts; Electronic Delivery

This Second Amending Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Second Amending Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Second Amending Agreement, including any ancillary documents, and of signature pages by facsimile or by email in pdf format, shall constitute effective delivery of this Second Amending Agreement and may be used in lieu of the original Second Amending Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by email in pdf format shall be deemed to be their original signatures for any purpose whatsoever.

IN WITNESS WHEREOF, the Parties have executed and delivered this Second Amending Agreement effective as of the date first written above.

GREEN BREEZE ENERGY INC.

Per:	/s/ John Cobb
John Cobb
President

SCHNEIDER POWER INC.

Per:	/s/ Thomas Schneider
Thomas Schneider
President

Schedule 2.2

Additional Costs and Expenses

Change order 8*	$120,186	Delivery Delay from Jan 9 to Jan 23 – Crane standby fee

Change order 9*	$104,160	Smaller Crane to erect base and lower mid tower sections due to delivery delays holding up main crane at T1

Change order 10*	$990	SHI request that RES make some modifications/repairs to their towers

Change order 11*	$7,793	An additional small crane was required to offload the blades at all but T1

Change order 12*	$1,975	Small generator rental for one week and Electrical wire for 400V and Labour to install and permit

Change order 14*	$10,406	addition of heat shrink tubing on the neutral wires and replacement of the cable glands for these neutral wires.

Nose Cone Repair	$1,695	Repairs to Nose cones – (Composotech) due to damage incurred during shipping.

Total	$247,305

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